Exhibit 4.1

COMMON STOCK PURCHASE AGREEMENT

THIS COMMON STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of June 28, 2007, is entered into by and between CryoCor, Inc., a Delaware corporation (the “Company”) and Boston Scientific Scimed, Inc., a Minnesota corporation (“Purchaser”).

WHEREAS, concurrently herewith, the parties and Boston Scientific Corporation (“BSC”) have entered into a Development and License Agreement (the “License Agreement”); and

WHEREAS, in connection with, and as a condition of the Company, Purchaser and BSC entering into, the License Agreement, the Company and Purchaser have agreed to enter into this Agreement pursuant to which the Company may issue and sell to Purchaser, and Purchaser shall be obligated to purchase, under the circumstances described herein, up to $5,000,000 of shares of the Company’s Common Stock, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the meanings provided in the License Agreement. In addition, the following terms shall have the respective meanings set forth below:

1.1 “Closing” means the First Closing or the Second Closing, as applicable.

1.2 “Common Stock” shall mean the Company’s common stock, $0.001 par value per share.

1.3 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.4 “Financial Statements” shall mean, with respect to the latest date on which the representation set forth in Section 3.1(g) is deemed to be made, the (i) audited, consolidated, balance sheet, statement of income and statement of cash flows of the Company as of the end of the most recently completed fiscal year which is included in the Annual Report on Form 10-K most recently filed by the Company with the SEC prior to such date, and for the twelve (12)-month period ended on the last day of such fiscal year, and (ii) unaudited, consolidated balance sheet (the “Balance Sheet”), statement of income and statement of cash flows, as of the end of the most recently completed fiscal quarter (the “Balance Sheet Date”) which is included in the Quarterly Report on Form 10-Q most recently filed by the Company with the SEC prior to such date, and for the portion of the current fiscal year ended on the last day of such fiscal quarter.

1.5 “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental authority.

1.6 “Material Adverse Effect” shall mean, with respect to the Company, any change or effect that, when taken individually or together with all other adverse changes or effects, is or is reasonably likely to be materially adverse to the assets, business, results of operations, prospects or financial condition of the Company and its subsidiaries, taken as a whole.

1.7 “Registration Rights Agreement” shall mean the Registration Rights Agreement dated as of the date hereof between the Company and the Purchaser.

1.8 “SEC” shall mean the Securities and Exchange Commission.

1.9 “SEC Filings” shall mean all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(c) of the Exchange Act, in each case, together with all exhibits, supplements, amendments and schedules thereto, and all documents incorporated by reference therein.

1.10 “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.11 “Shares” shall mean the shares of Common Stock of the Company being purchased under this Agreement.

2.	PURCHASE AND SALE OF COMMON STOCK

2.1 Purchase and Sale of Stock. In consideration of and in express reliance upon, and subject to, the representations, warranties, covenants, terms and conditions of this Agreement, the Company agrees to issue and sell to Purchaser, and Purchaser agrees to purchase from the Company, (i) in the First Closing, a number of shares of Common Stock equal to the quotient of $2,500,000 divided by the First Closing Purchase Price (as defined below) and (ii) in the Second Closing, a number of shares of Common Stock equal to the quotient of $2,500,000 divided by the Second Closing Purchase Price (as defined below). The purchase price for each Share in the First Closing shall be $6.79 (the “First Closing Purchase Price”). The purchase price for each Share in the Second Closing shall be the greater of (a) $2.53 and (b) the product of (i) the average closing sales price of the Common Stock on the Nasdaq Stock Market for the 60 consecutive trading days prior to the Second Closing and (ii) 1.25 (the “Second Closing Purchase Price”).

2.2 Payment. At the First Closing, Purchaser will pay the aggregate First Closing Purchase Price, and, at the Second Closing, Purchaser will pay the aggregate Second Closing Purchase Price, in each case for the Shares being purchased in such Closing, by wire transfer of immediately available funds in accordance with the Company’s wire instructions set forth on

Exhibit A hereto. The Company will deliver to Purchaser the stock certificates representing the Shares against delivery of the aggregate First Closing Purchase Price or Second Closing Purchase Price, as applicable, within five business days of the applicable Closing. No fractional shares or scrip representing fractional shares shall be issued in connection with the issuance of Shares pursuant to this Agreement.

2.3 Closing Dates.

(a) The closing of the purchase and sale of the First Closing Shares contemplated by this Agreement (the “First Closing”) will take place on the date of execution of this Agreement and will be held at the offices of the Company or at such other place as the parties agree.

(b) The closing of the purchase and sale of the Second Closing Shares contemplated by this Agreement (the “Second Closing”) will take place within ten business days after the date that Milestone Five is deemed achieved pursuant to the terms of the License Agreement, and will be held at the offices of the Company or at such other place as the parties agree.

2.4 No Rights as Stockholders. This Agreement does not entitle Purchaser to any voting rights or other rights as a stockholder of the Company with respect to any Shares prior to the time of the Closing at which such Shares are purchased by the Purchaser.

2.5 Conditions Precedent to Purchaser Obligations. The obligation of Purchaser to purchase Shares in any Closing shall be further subject to the satisfaction of each of the following conditions precedent on or before the date of such Closing:

(a) The representations and warranties made by the Company in Section 3.1 hereof shall be true and correct in all material respects on and as of the applicable Closing.

(b) The Company shall have performed and complied in all material respects with all agreements, obligations and conditions in this Agreement, if any, that are required to be performed or complied with by it on or before the date of the applicable Closing, and no material default by the Company shall exist under the License Agreement as of the date of such Closing.

(c) No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement or under the License Agreement shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the transactions contemplated by this Agreement or under the License Agreement that makes consummation of the transactions contemplated by this Agreement or under the License Agreement illegal.

(d) The Company shall not be required to obtain stockholder approval of the issuance of the Shares applicable to the given Closing in order to comply with the Marketplace Rules of the Nasdaq Stock Market or similar stockholder voting requirements that may be imposed on the Company by any other established stock exchange or national market system on which the Common Stock is traded or listed.

(e) The Shares shall be listed on the Nasdaq Stock Market (which, for purposes of this Agreement, includes the Nasdaq Global Market and the Nasdaq Capital Market), subject only to notice of issuance.

(f) The Company shall have executed and delivered the License Agreement and the Registration Rights Agreement, and each of such agreements shall be in full force and effect.

(g) Notwithstanding anything to the contrary herein, Purchaser shall not be required to acquire any shares of Common Stock hereunder if, as a result of such acquisition, Purchaser would beneficially own more than such number of shares as would require approval of such acquisition, this Agreement or the License Agreement by the Company’s stockholders in order to comply with the Marketplace Rules of the Nasdaq Stock Market or similar stockholder voting requirements that may be imposed on the Company by any other established stock exchange or national market system on which the Common Stock is traded or listed (it being understood that to the extent that, and for so long as, any such stockholder approval would be required, the Company shall not be obligated to issue such Shares under this Agreement). In such case, Purchaser shall be required to acquire such number of Shares as could be acquired without exceeding the limitation set forth above.

2.6 Conditions Precedent to Company Obligations. The obligation of the Company to consummate the sale of Shares in any Closing shall be further subject to the satisfaction of each of the following conditions precedent on or before the date of such Closing:

(a) The representations and warranties made by Purchaser in Section 3.2 hereof shall be true and correct in all material respects on and as of the date of the applicable Closing.

(b) No material default by Purchaser shall exist under the License Agreement as of the date of such Closing.

(c) No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement or under the License Agreement shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the transactions contemplated by this Agreement or under the License Agreement that makes consummation of the transactions contemplated by this Agreement or under the License Agreement illegal.

(d) The Company shall not be required to obtain stockholder approval of the issuance of the Shares applicable to the given Closing in order to comply with the Marketplace Rules of the Nasdaq Stock Market or similar stockholder voting requirements that may be imposed on the Company by any other established stock exchange or national market system on which the Common Stock is traded or listed.

(e) Notwithstanding anything to the contrary herein, the Company shall not be required to issue any shares of Common Stock hereunder if, as a result of such issuance, Purchaser would beneficially own more than such number of shares as would require approval of such issuance, this Agreement or the License Agreement by the Company’s stockholders in order to comply with the Marketplace Rules of the Nasdaq Stock Market or similar stockholder voting requirements that may be imposed on the Company by any other established stock exchange or national market system on which the Common Stock is traded or listed. In such case, the Company shall be required to issue such number of Shares as could be issued to Purchaser without exceeding the limitation set forth above.

3.	REPRESENTATIONS AND WARRANTIES

3.1 Representation and Warranties of the Company. The Company hereby makes the following representations and warranties to Purchaser as of the date of this Agreement and as of the date of each Closing, in each case except (a) as set forth in the SEC Filings or (b) as contemplated by this Agreement:

(a) Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business. The Company is duly qualified to transact business as a corporation and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect upon the Company’s ability to perform its obligations under this Agreement or the validity or enforceability of, or Purchaser’s rights and remedies under, this Agreement.

(b) Authorization; Due Execution. The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations under the terms of this Agreement. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement has been taken. This Agreement has been duly authorized, executed and delivered by the Company and, upon due execution and delivery by Purchaser of this Agreement, this Agreement will be a valid and binding agreement of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles.

(c) Valid Issuance of Stock. The Shares, when issued, sold and delivered in accordance with the terms of Section 2 hereof for the consideration and on the terms and conditions set forth herein, will be duly and validly authorized and issued, fully paid and nonassessable and, based in part upon the representations of Purchaser in this Agreement, will be issued in compliance with all applicable federal and state securities laws, and will not be subject to any preemptive rights or other similar rights of shareholders of the Company that are provided for in the Company’s Certificate of Incorporation, its By laws or in any agreement to which the Company is a party.

(d) No Defaults. There exists no default under the provisions of any instrument or agreement evidencing, governing or otherwise relating to any material indebtedness of the Company, or with respect to any other agreement, a default under which could reasonably be expected to have a Material Adverse Effect upon the Company’s ability to perform its obligations under this Agreement or the validity or enforceability of, or Purchaser’s rights and remedies under, this Agreement.

(e) SEC Filings. The Company has timely filed with the SEC all SEC Filings. The SEC Filings were prepared in accordance with and, as of the date on which each such SEC Filing was filed with the SEC, complied in all material respects with the applicable requirements of the Exchange Act. None of such SEC Filings, including, without limitation, any financial statements, exhibits and schedules included therein and documents incorporated therein by reference, at the time filed, declared effective or mailed, as the case may be, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent information contained in any of the SEC Filings has been revised, corrected or superseded by a later SEC Filing, none of the SEC Filings currently contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f) Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or provincial governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for such notices required or permitted to be filed with certain state and federal securities commissions after the date of this Agreement, which notices will be filed on a timely basis.

(g) Financial Statements. The Financial Statements are true and correct in all material respects, are in accordance with the books and records of the Company in all material respects and have been prepared in accordance with generally accepted accounting principles consistently applied with the past practices of the Company (except as may be indicated in the notes thereto), and fairly and accurately present in all material respects the financial position of the Company and the results of its operations for the periods then ended. The Company has no material liabilities, debts or obligations, whether accrued, absolute or contingent that under generally accepted accounting principles would be required to be reflected in a consolidated balance sheet of the Company prepared as of the date of this Agreement except for: (i) liabilities identified as such in the “liabilities” column of the Balance Sheet; (ii) accounts payable or accrued salaries that have been incurred by the Company since the Balance Sheet Date in the ordinary course of business; (iii) liabilities which have arisen since the Balance Sheet Date and, individually or in the aggregate, are not material to the Company and its subsidiaries taken as a whole and that were incurred in the ordinary course of business; and (iv) liabilities under the Loan and Security Agreement dated on or about June 21, 2007, among the Company, Silicon Valley Bank, Oxford Finance Corporation and ATEL Ventures, Inc.

(h) No Conflict. The Company’s execution, delivery and performance of this Agreement does not violate any provision of the Company’s Certificate of Incorporation or Bylaws, each as amended as of the date hereof (copies of which have been filed with the Company’s SEC Filings), any provision of any order, writ, judgment, injunction, decree, determination or award to which the Company is a party or by which it is bound, or, to the Company’s knowledge, any law, rule or regulation currently in effect having applicability to the Company.

(i) No Default or Violation. The Company is not (i) in default under or in violation of any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound or (ii) in violation of any order of any court, arbitrator or governmental body, the default or violation of which, individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

3.2 Representations and Warranties of Purchaser. Purchaser hereby makes the following representations and warranties to the Company as of the date of this Agreement and as of the date of each Closing:

(a) Authorization; Due Execution. Purchaser has the requisite corporate power and authority to enter into this Agreement and to perform its obligations under the terms of this Agreement. All corporate action on the part of Purchaser, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement have been taken. This Agreement has been duly authorized, executed and delivered by Purchaser, and, upon due execution and delivery by the Company, this Agreement will be a valid and binding agreement of Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles.

(b) Purchase Entirely for Own Account. This Agreement is made with Purchaser in reliance upon Purchaser’s representation to the Company, which by Purchaser’s execution of this Agreement it hereby confirms, that the Shares purchased by Purchaser will be acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Purchaser further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to the Shares, if issued.

(c) Disclosure of Information. Purchaser has received all the information that it has requested and that it considers necessary or appropriate for deciding whether to enter into this Agreement and to acquire the Shares. Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares.

(d) Investment Experience. Purchaser is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares, if issued. Purchaser also represents it has not been organized solely for the purpose of acquiring the Shares.

(e) Accredited Investor. Purchaser is an “accredited investor” as such term is defined in Rule 501 of the General Rules and Regulations prescribed by the SEC pursuant to the Securities Act.

(f) Restricted Securities. Purchaser understands that: (a) the Shares will not be registered under the Securities Act by reason of a specific exemption therefrom, that such securities must be held by it indefinitely and that Purchaser must, therefore, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration; (b) each certificate representing the Shares, if issued, will be endorsed with the following legends:

(i) THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED;

(ii) Any legend required to be placed thereon pursuant to the Registration Rights Agreement, dated as of even date herewith, by and between the Company and Purchaser;

(iii) Any legend required to be placed thereon by the Company’s Bylaws or under applicable state securities laws; and

(c) The Company will instruct any transfer agent not to register the transfer of the Shares (or any portion thereof) unless the conditions specified in the foregoing legends are satisfied, until such time as a transfer is made, pursuant to the terms of this Agreement, and in compliance with Rule 144 or pursuant to a registration statement or, if the opinion of counsel referred to above is to the further effect that such legend is not required in order to establish compliance with any provisions of the Securities Act or this Agreement.

4.	COVENANTS

The Company covenants and agrees that, during the term of this Agreement, it will:

4.1 Maintenance of Existence and Rights. Maintain and preserve in full force and effect its existence and all rights, contracts, licenses, leases, qualifications, privileges, franchises and other authority necessary for the conduct of its business, and qualify and remain qualified to do business in each jurisdiction in which such qualification is material to its business and operations or ownership of its properties, except where the lapsing of any of the foregoing would not cause or result in a Material Adverse Effect upon its ability to perform its obligations under this Agreement or the validity or enforceability of, or the other party’s rights and remedies under, this Agreement.

4.2 Governmental and Other Approvals. Apply for, obtain and maintain in effect, as applicable, all material authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary in connection with the execution, delivery and performance by such party of this Agreement, or any other documents or instruments to be executed or delivered by such party in connection herewith and the transactions consummated or to be consummated hereunder.

4.3 Compliance with Laws. Comply in all material respects with all laws, rules and regulations applicable to such party, except where such party’s failure to comply with any of the foregoing would not cause or result in a Material Adverse Effect upon such party’s ability to perform its obligations under this Agreement or the validity or enforceability of, or the other party’s rights and remedies under, this Agreement.

5.	MISCELLANEOUS

5.1 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding its conflicts of laws principles. The parties hereby expressly consent to the exclusive personal jurisdiction and venue of the state and federal courts located in San Diego, California for any lawsuit filed by either party against the other arising from or related to this Agreement.

5.2 Market Stand-Off; Agreement Not to Sell. Purchaser shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of, any Shares or other securities of the Company held by Purchaser (the “Restricted Securities”), for a period of time specified by the managing underwriter (not to exceed ninety (90) days (or such longer period, not to exceed 18 days after the expiration of such 90-day period, as the underwriters or the Company shall request in order to facilitate compliance with National Association of Securities Dealers Rule 2711)) following the effective date of a registration statement of the Company filed under the Securities Act. Purchaser agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the managing underwriter which are consistent with the foregoing and which are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to Purchaser’s Restricted Securities until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 5.3 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

5.3 Assignment. This Agreement will inure to the benefit and be binding upon each party, its successors and assigns. This Agreement may not be assigned or otherwise transferred,

nor, except as expressly provided hereunder, may any right or obligation hereunder be assigned or transferred by either party without the prior written consent of the other party; provided, however, that the Purchaser (and, following the Second Closing, the Company) may, without such consent, assign this Agreement and its rights and obligations hereunder in conjunction with a permitted assignment of the License Agreement made in accordance with the terms thereof. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any attempted assignment not in accordance with this Section will be void.

5.4 Entire Agreement. This Agreement and the License Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

5.5 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

5.6 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

5.7 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earlier of: (a) the date of actual receipt; (b) if mailed, three days after the date of postmark; (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries; or (d) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient and, if not, then on the next business day.

If to Purchaser, notices must be addressed to:

Boston Scientific Scimed, Inc.

c/o Boston Scientific Corporation

One Boston Scientific Place

Natick, MA 01760-1537

Attention: Chief Financial Officer

Phone: 508.650.8000

Fax: 508.650.8956

and

c/o Boston Scientific Corporation

2710 Orchard Parkway

San Jose, CA 95134

Attention: President-Electrophysiology

Phone: 408.895.3500

With a required copy to:

Boston Scientific Corporation

One Boston Scientific Place

Natick, MA 01760-1537

Attention: General Counsel

Phone: 508.650.8000

Fax: 508.650.8960

If to the Company, notices must be addressed to:

CryoCor, Inc.

9717 Pacific Heights Blvd.

San Diego, CA 92121

Attention: Gregory J. Tibbitts

Telephone: (858) 909-2200

Facsimile: (858) 909-2300

With a required copy to:

Cooley Godward Kronish, llp

4401 Eastgate Mall

San Diego, CA 92121

Attention: Matthew T. Browne, Esq.

Telephone: (858) 550-6045

Facsimile: (858) 550-6420

5.8 Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above

BOSTON SCIENTIFIC SCIMED, INC.		CRYOCOR, INC.

By:	/s/ Paul Laviolette	By:	/s/ Edward F. Brennan
Name:	Paul Laviolette	Name:	Edward F. Brennan, Ph.D.
Title:	COO	Title:	Chief Executive Officer